SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK

LOAN LAPSE PROTECTION RIDER

This rider is part of the Policy to which it attaches and is effective as of the Policy Date, unless another date is specified in Section 1 of the Policy.  It is part of, and subject to, the other terms and conditions of the Policy.  If the terms of this rider and the Policy conflict, this rider’s provisions will control.

Lapse Protection
This rider, when it operates as described below, prevents the Policy from terminating for Insufficient Value on and after the Rider Exercise Date.

Rider Exercise Date
The Rider Exercise Date is the Processing Date on or next following the earliest date by which all of the following have occurred:

1.	the Insured is Attained Age 75 or older;
2.	the Policy has been in force at least 15 Policy Years;
3.	the outstanding Policy Debt is greater than the Specified Face Amount;
4.	the outstanding Policy Debt equals or exceeds 96% of the Account Value;
5.	not more than 30% of the Policy Debt has been a result of loan activity in the 36 months immediately preceding the Rider Exercise Date;
6.	the sum of Withdrawals made equals the sum of Premiums paid; and
7.	We have received your request to exercise this Rider.

On the Rider Exercise Date, the administrative charge described below will be deducted, the Policy changes described below will occur, and the Policy will never terminate for Insufficient Value.

Administrative Charge
On the Rider Exercise Date, a charge equal to the excess of 99.5% of the Account Value over the Policy Debt will be deducted from the Account Value.

Policy Changes on the Rider Exercise Date
On the Rider Exercise Date, after deduction of the Administrative Charge:

1.	The Account Value in the Variable Sub-Accounts will be irrevocably transferred to the Fixed Account;
2.	The Death Benefit will be changed to equal 105% of the Account Value;
3.	Monthly Deductions will cease;
4.	No further Premium payments will be accepted;
5.	Specified Face Amount increases and decreases will no longer be permitted; and
6.	Supplemental benefit riders (other than the Accelerated Benefit Rider) attached to the Policy will terminate.

Termination
This rider will terminate on the earlier of:

1.	The date the Policy is surrendered for its Cash Surrender Value; or
2.	The date, prior to the Rider Exercise Date, that we receive a written request from you to terminate this Rider.
[Missing Graphic Reference]
[Robert C. Salipante], [President]

        VUL-LLPR-2007